Exhibit 3.1(b)

ETF MANAGERS CAPITAL LLC
(a Delaware limited liability company)

Instrument Establishing New Series of ETF Managers Group Commodity Trust I

September 29, 2017

WHEREAS, Section 4.2(b) of the Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”) of ETF Managers Group Commodity Trust I (the “Trust”) provides that new series of the Trust may be established and designated upon the execution by ETF Managers Capital LLC (the “Company”), the Trust’s sponsor, of an instrument setting forth such establishment and designation and the relative rights and preferences of such series;

WHEREAS, Section 4.6 of the Limited Liability Company Agreement of the Company (the “LLC Agreement”) provides that the Chief Executive Officer of the Company shall have the right, power and authority, on behalf of the Company and in its name, to exercise all rights, powers and authority of a “Manager” under the Delaware Limited Liability Company Act (“Act”) and to do all things necessary and proper to carry out the objectives and businesses of the Company and the duties of a Manager under the LLC Agreement and under the Act;

NOW, THEREFORE, BE IT RESOLVED that, in consideration of the foregoing, the Company hereby establishes and designates the following new series of the Trust (the “Fund”):

Breakwave Dry Bulk Shipping ETF; and

FURTHER RESOLVED, that the Fund shall have the rights and preferences of a Fund under the Trust Agreement, including, without limitation, that each Fund shall own those assets specified in Section 4.7 of the Trust Agreement and be subject to the liabilities specified in Section 4.8 of the Trust Agreement.

Executed by the undersigned, the Chief Executive Officer of ETF MANAGERS CAPITAL LLC, as of the date first written above.

ETF MANAGERS CAPITAL LLC:

By:	/s/ Samuel Masucci III
Samuel Masucci III
Chief Executive Officer